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                               CISCO SYSTEMS, INC.
                      MASTER VALUE ADDED RESELLER AGREEMENT

This Master Value Added Reseller Agreement ("Agreement") is made as of November __, 1995 by and between Cisco Systems, Inc. ("Cisco"), a California corporation having its principal place of business at 170 West Tasman Drive, San Jose, CA, 95134, and ICon CMT Corp. ("ICon"), a Delaware corporation having its principal place of business at 1200 Harbor Blvd, Weehawken, NJ 07087.

The parties hereto agree as follows:

1.  Definitions

1.1 "Commercial Territory" is ICon's territory for commercial integration and resale listed in Exhibit A-1.

1.2 "End User" is a person or entity who acquires the Commercial Products for ordinary business usage and not for resale.

1.3 "Hardware" is the hardware made available to Customer by Cisco from time to time on Cisco's then-current published U. S. Price List.

1.4 "Internetworking Territory" is ICon's territory for internetworking integration and reselling listed in Exhibit A-2.

1.5 "Price List" is Cisco's then current price list for the Products.

1.6 "Product" is the Hardware and Software as integrated into a single product or Hardware and Software sold or licensed in an unintegrated form and listed in Cisco's then current Price List.

1.7 "Purchase Order" is a written order from Customer to Cisco for Hardware or Software to be licensed or sold under this Agreement.

1.8 "Resellers" are the entities that (a) acquire Internetworking Products from ICon for the purpose of resale to end users, and (b) have met the Reseller certification requirements as set forth herein.

1.9 "Software" is the machine readable (object code) version of the computer programs listed from time to time on Cisco's United States Price List and licensed for use and distribution by ICon, and any copies thereof.

2.  Scope.

2.1 General. This Agreement sets forth the terms and conditions for ICon's purchase of Hardware and license of Software solely for: (i) internal business use, (ii) commercial integration and resale to End Users, and (iii) internetworking integration and resale to Resellers.

2.2 Federal Sales. Cisco's Federal Operations Director authorizes ICon to sell to the U.S. Federal Government and to resellers who will sell to the U.S. Federal Government only when the Product is sold in conjunction with the components as listed on Exhibit A-2. ICon will not distribute the Products to non-commercial customers or other Governments unless authorized by Cisco's Federal Operations Director.


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Cisco does not accept any flowdown provisions including but not limited to FAR,
DFAR, or NASA FAR provisions notwithstanding existence of such provisions on Integrator's Purchase Orders or supplementary documentation or Cisco's acceptance of such Purchase Orders.

GSA: This Agreement shall not be construed by ICon as a representation that Cisco will furnish supplies needed by ICon to fulfill any of ICon's GSA contract obligations.

2.3 Preferred Internetworking Equipment Vendor. ICon agrees that during the term of this Agreement, Cisco shall be its Preferred Internetworking Equipment Vendor. Preferred Internetworking Equipment Vendor shall mean that ICon shall provide a Cisco solution as part of primary integrated package unless otherwise requested by the reseller or end user.

3.      Appointment

3.1 Appointment; Certification. Cisco hereby appoints ICon, and ICon accepts Cisco's appointment, as a non-exclusive authorized Value Added Reseller of Commercial Products, as herein defined and as an authorized Master Value Add Reseller ("Master VAR") of Internetworking Products, as herein defined. ICon certifies that it maintains the facilities and experienced personnel, and adds value as set forth below. These appointments are effective only so long as ICon complies with the terms and conditions of this Agreement and may be terminated as provided in Section 18 of the Agreement.

3.2     Distribution.

        A.     Internal Business Use

        ICon may purchase the Products for its internal business use in the United States.

        B.     Commercial Integration and Resale to End Users

        Cisco grants ICon a non-exclusive, nontransferable right to resell Hardware and sublicense Software as a component of a total solution of Products and additional significant ICon added value (collectively, the "Commercial Product') in the vertical market segments in the Commercial Territory as approved by Cisco. ICon shall resell the Commercial Product solely to End Users in Commercial Territory and ICon's value add shall, at all times, be the primary reason for the end users' purchase of Commercial Products from ICon. In this capacity, ICon will act as a "Value Added Reseller.

        C.     Internetworking Integration and Resale to Resellers

        Cisco grants ICon a non-exclusive, nontransferable right to resell Hardware and sublicense Software as a component of a total solution of Products and additional significant ICon added value (collectively, the "Products") in the vertical market segments in the Global internetworking Territory as approved by Cisco. ICon shall resell the internetworking Products solely to Resellers in the internetworking Territory and ICon's value add shall, at all times, be the primary reason for the Reseller's purchase of the internetworking Products from ICon. In this capacity, ICon will act as a "Master VAR".

        ICon's appointment as a Master VAR is conditioned upon the following:
        ICon shall only sell Products to Resellers who (a) redistribute the Products only to end user customers, and (b) meet the certification requirements set forth in Exhibit H and are certified by ICon in accordance with Exhibit H.

4.      Prices.



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Prices for Products shall be those specified in Cisco's then current Price List, as updated from time to time by Cisco, less the applicable discounts specified in Exhibit B-1 for Commercial Resale and Exhibit B-2 for internetworking Global Internetworking Distribution, as the case may be. All prices are F.O.B. Cisco's San Jose facility. Prices for the Products may be changed upon thirty (30) days prior written notice to ICon (the "Notice Period"). Purchase Orders received before the Notice Period, and those received during the Notice Period which specify a delivery date within sixty (60) days following the effective date of a price increase, will be invoiced to ICon without regard to the price change. Price decreases will be effective for all orders accepted by Cisco following notice of the price decrease, and all Product on order at the time of notice.

5.      Payment

Upon credit approval by Cisco, payment terms shall be net thirty (30) days from date of shipment. All payments shall be made in U.S. currency. If at any time ICon is delinquent in the payment of any invoice or is otherwise in breach of this Agreement, Cisco may, at its discretion, withhold shipment (including partial shipments) of any order or may, at its option, require ICon to pre-pay for further shipments. Any sum not paid by ICon when due shall bear interest until paid at a rate of 1.5% per month (18% per annum) or the maximum rate permitted by law, whichever is less. ICon grants Cisco a security interest in Products purchased under this Agreement to secure payment for those products purchased. If requested by Cisco, ICon agrees to execute financing statements to perfect this security interest.

6.      Taxes

All stated prices are exclusive of any taxes, fees and duties. Any taxes related to Products purchased or licensed pursuant to this Agreement shall be paid by ICon or ICon shall present an exemption certificate acceptable to the taxing authorities. Applicable taxes shall be billed as a separate item on the invoice.

7.      Purchase Orders.

ICon shall purchase Products by issuing a written Purchase Order indicating specific products, quantity, price, total purchase price, shipping instructions, requested delivery dates, and any other special instructions. All Purchase Orders issued under this Agreement shall reference the tracking number assigned to this Agreement by Cisco and shall indicate whether the Products are for internal use, commercial integration and resale, or internetworking integration and distribution. The terms and conditions of this Agreement prevail regardless of any conflicting terms on the Purchase Order, other correspondence, and any and all verbal communication . All Purchase Orders must be approved and accepted by the Cisco office in Santa Clara, CA.

8.      Shipping and Delivery

8.1 Shipping Dates. Shipping dates will be established by Cisco upon receipt of Purchase Orders from ICon. Cisco will assign shipping dates which are as close as practicable to the Icon's requested date. Cisco will use commercially reasonable efforts to notify ICon of the actual scheduled shipping date within five (5) working days after receipt of order.

8.2 Rescheduling. ICon has the right to defer Product shipment for no more than
(30) days from the scheduled shipping date, provided written notice is received by Cisco at least fifteen (15) days before the originally scheduled shipping date.

8.3 Change Order Charge. Canceled orders, rescheduled deliveries or Product configuration changes made by ICon within ten (10) days of the original shipping date will be subject to (i)



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acceptance by Cisco, and (ii) a charge of 15% of the total invoice amount. Cisco reserves the right to reschedule delivery in cases of configuration changes made within ten (10) days of scheduled shipment.

8.4 Shipment Terms. ICon shall be responsible for all freight, handling and insurance charges. Unless given written instructions by ICon, Cisco shall select the carrier. In no event shall Cisco have any liability in connection with shipment, nor shall the carrier be deemed to be an agent of Cisco. Cisco shall not be liable for damage or penalty for delay in delivery or for failure to give notice of any delay.

8.5 Title and Risk of Loss. Title and risk of loss shall pass from Cisco to ICon at Cisco's dock, San Jose, California, or such other place of manufacture as Cisco may from time to time use.

9.      ICon's Obligations.

        9.1 ICon as a Value Added Reseller. In a manner satisfactory to Cisco and at ICon's sole expense, ICon agrees at all times during this Agreement to:

              employ a competent and aggressive sales and technical support organization (pre and post-sales) who shall be full time direct employees of ICon to sell, install and secure acceptance of the Products. ICon's ratio of technical support employees to sales employees at all times will be greater than or equal to 1: 1;

              provide 1st tier hardware and software support and maintenance to End Users as is set forth in Exhibit D;

              have a minimum of one current sales person per selling location participate in any sales training courses which Cisco may conduct for ICon personnel as specified in the then current channel certification program;

              have minimum of one current technical support person per support location participate in and successfully complete a technical training course which Cisco may conduct for ICon personnel as specified by the then current channel certification program;

              maintain adequate manpower and facilities to assure prompt handling of inquiries, orders and shipments for Products;

              validate and certify customer network configuration design and associated components; assist customers with system design and site certification;

              keep Cisco informed as to problems encountered and to communicate promptly to Cisco.

              maintain records concerning its distribution of the Products including End User software configuration orders for at least two
              (2) years following the termination of this Agreement. ICon agrees to allow an authorized Cisco representative to audit these records to insure compliance with the terms of this Agreement.

              provide non-binding quarterly forecasts to Cisco. ICon will also provide quarterly inventory and point of sales reports to Cisco.



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        9.2   ICon as a Master VAR. In a manner satisfactory to Cisco and at
              ICon's sole expense, ICon agrees at all times during this Agreement to:

              employ a competent and aggressive sales and technical support organization who shall be full time direct employees of ICon to sell, install and secure acceptance of the Products.

              provide support and maintenance to its customers.

              have a majority of the appropriate ICon sales personnel participate in and successfully complete any sales training courses which Cisco may conduct for the benefit of ICon personnel.

              employ and maintain a sufficient technical support organization that has successfully completed any technical training course which Cisco may conduct for the benefit of ICon personnel maintain adequate manpower and facilities to ensure prompt handling of inquiries, orders and shipments for Products.

              validate and certify customer network configuration design and associated components, assist customers with system design and site certification.

              keep Cisco informed as to problems encountered and to communicate such problems promptly to Cisco.

              provide non-binding quarterly forecasts to Cisco. ICon will also provide monthly Inventory and Point of Sales (POS) reports to Cisco in accordance with Exhibit G.

              adhere to the Reseller certification requirements as set forth in Exhibit H.

10.     Cisco's Obligations

In a manner satisfactory to ICon, and at Cisco's sole expense, Cisco agrees during the term of this Agreement to:

        employ a competent and aggressive sales and technical support organization who will be able to assist ICon in selling the Products.

        provide Tier One level introductory training to sales and technical support personnel from ICon's selling and support locations.

        maintain adequate manpower and facilities to assure prompt handling of inquiries, orders and shipments for Products.

        keep ICon informed as to problems encountered and to communicate such problems promptly to ICon.

        provide to ICon access to Cisco's current documentation, presentations product information, and sales tools as set forth in the CDROM-based "SynchroniCD" or then current product.

        provide to ICon access to above information also through access to Cisco's Cisco Information On-line (CIO) offering or then current product.


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11.     Proprietary Rights and Software Licensing.

11.1 License. Cisco hereby grants ICon a nonexclusive, nontransferable license to distribute the Software, in object code form only, in the Territory solely to end users and to resellers (who may distribute to end users) in accordance with the terms of this Agreement. ICon shall not make any copies or duplicates of any Software without the prior written consent of Cisco.

11.2 Title. Cisco retains all title to, and, except as expressly licensed herein, all rights to the Software, all copies thereof and all related Documentation and materials, and all of Cisco's service marks, trademarks, trade names or any other designations. Any invoices of Cisco purporting to cover such items do not convey title to, or patent rights, copyrights or any other proprietary interest in, such items to ICon.

11.3 Limitations. ICon agrees, except as otherwise expressly authorized hereunder not to; (i) make any copies or duplicates of any Software, (ii) reverse compile or engineer the Products, and (iii) remove any product identification or notices of any proprietary or copyright restrictions from the Products.

11.4 Restricted Rights. Cisco's software is provided with RESTRICTED RIGHTS and its supporting documentation is provided with LIMITED RIGHTS. Use, duplication, or disclosure by the Government is subject to the restrictions as set forth in subparagraph (c) of the Commercial Computer Software - Restricted Rights clause at FAR 52.227-19 and subparagraph (c)(1)(ii) of The Rights in Technical Data and Computer Software clause at DFARS 52.227-7013.

12.     Limited Warranty.

Notwithstanding any other provision hereof, Cisco's sole and exclusive warranty obligations for the Products sold hereunder are set forth in Cisco's Limited Warranty Statement delivered with the Product. A copy of Cisco's current Limited Warranty Statement is attached hereto as Exhibit C. Cisco warrants the Products to end users only and ICon will be entitled to pass through Cisco's Limited Warranty to end users and to resellers (who may pass through to end users). ICon SHALL NOT MAKE ANY WARRANTY COMMITMENT, WHETHER WRITTEN OR ORAL, ON CISCO'S BEHALF.

CISCO DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

13.     Marketing Materials and Documentation.

Cisco will provide ICon in its role as Value Added Reseller with marketing materials and documentation in amounts and for fees set forth in the then current policy on such materials.

14.     Trademark Usage.

ICon is permitted to use the name, logo and other marks of Cisco ("Marks") for all proper purposes in the sale of the Products and the performance of ICon's duties hereunder only so long as this Agreement is in effect. ICon's use of such trademark, logo and trade name shall be in accordance with Cisco's policies including, but not limited to, trademark usage and advertising policies.

ICon shall have no claim or right in the trademarks, service marks, or trade names owned, used or claimed now or in the future by Cisco. ICon shall not make any claim to the Cisco Marks or lodge




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any filings with respect to such Marks or marks confusingly similar to the
Marks, whether on behalf of Cisco or in its own name or interest, without the prior written consent of Cisco.

15.     Confidential Information.

ICon acknowledges that, in the course of selling the Products and performing its duties under this Agreement, it may obtain information relating to the Products and to Cisco which is of a confidential and proprietary nature ("Proprietary Information"). Such Proprietary Information may include, but is not limited to, trade secrets, know how, invention techniques, processes, programs, schematics, software source documents, data, lists, financial information, and sales and marketing plans. ICon shall at all times, both during the term of this Agreement and for a period of at least three (3) years after its termination, keep in trust and confidence all such Proprietary Information, and shall not use such Proprietary Information other than in the course of its duties under this Agreement, nor shall ICon disclose any such Proprietary Information without Cisco's written consent. ICon further agrees to immediately return to Cisco all Proprietary Information (including copies thereof) in ICon's possession, custody, or control upon termination of this Agreement at any time and for any reason.

Neither party shall disclose the terms of this Agreement without the prior written consent of the other party.

The above obligations will not apply to information which was (a) in ICon's possession prior to disclosure by Cisco; (b) is or becomes public knowledge not in violation of this Agreement; (c) is received by ICon from a third party with the liability to disclose such information; or (d) is required to be disclosed by a court of competent jurisdiction pursuant to a legal proceeding.

16.     Patent and Copyright Indemnity.

Cisco will hold harmless ICon and defend any claim, suit or proceeding brought against ICon so far as it is based on a claim that any Product supplied hereunder infringes a patent or copyright in the United States, if notified promptly in writing of the claim and given full authority, information and assistance for the defense. If such claim has occurred, or in Cisco's opinion is likely to occur, ICon agrees to permit Cisco, at its option and expense, either to procure for ICon the right to continue using the Product or to replace or modify the same so that it becomes non-infringing, or, if neither of the foregoing alternatives is reasonably available, remove the Product and refund ICon the price thereof as depreciated or amortized by an equal annual amount over the lifetime of the Product as established by Cisco.

Cisco has no liability for any claim based upon the combination, operation or use of any Product supplied hereunder with equipment, devices or software not supplied by Cisco. Cisco has no liability for any claim based upon alteration or modification of any Product supplied hereunder.

Notwithstanding any other provisions hereof, Cisco shall not be liable for any claim based on ICon use of the Products as shipped after Cisco has informed the ICon of modifications or changes in the Products required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Cisco's suggestions.

THE FOREGOING STATES THE ENTIRE OBLIGATION OF CISCO WITH RESPECT TO INFRINGEMENT OF PATENTS AND COPYRIGHTS. THE FOREGOING IS GIVEN TO ICon SOLELY FOR ITS BENEFIT AND IN LIEU OF, AND CISCO DISCLAIMS, ALL
WARRANTIES OF NON-INFRINGEMENT WITH RESPECT TO THE PRODUCTS

17.     Indemnification



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ICon agrees to indemnify and hold Cisco harmless against claims or damages
(inclusive of attorney's fees) made against Cisco as a result of negligence, misrepresentation, error or omission by ICon or its representatives, or failure to pay required taxes due under this Agreement. ICon will be responsible for any warranties it makes to End Users beyond the scope of this Agreement.

18.     Term and Termination.

This Agreement shall commence on the date first set above and continue thereafter for a period of one year (the "Initial Term").

This Agreement may be terminated immediately by either party through a written notice if either party breaches of any of the material provisions of this Agreement and fails to remedy such breach within (30) days after written notification by the other party of such breach.

Upon termination of this Agreement, all rights and licenses of ICon hereunder shall terminate except that ICon may continue to distribute, in accordance with normal business practice and the terms of this Agreement, Products shipped to it by Cisco prior to the date of termination and Cisco will fulfill ICon purchase orders accepted by Cisco within seven (7) calendar days of the date of termination.

19.     Support.

ICon will deliver first level technical support and service for all products that it sells to its channels and customers, as described in Exhibit D. Cisco agrees to provide the second tier software support services to ICon described in Exhibit E, provided however, that ICon shall retain primary responsibility for providing support to its customers and Cisco shall have no obligation to provide support directly to ICon's customers unless such customers have a maintenance agreement with Cisco in effect. ICon shall be required to procure maintenance services from Cisco for all Products purchased during the term of this Agreement.

Cisco may, at its option, to protect its business reputation/interests, provide support directly to ICon's Customers. Cisco agrees to timely notify ICon of any such maintenance complaint and further agrees to make every reasonable effort to assist ICon in ICon's attempt at resolving any such complaint.

20.     Reports.

ICon shall keep full, true and accurate records and accounts, in accordance with generally accepted accounting principles, of each Product distributed. ICon shall make these records available for audit by Cisco upon fifteen (15) days prior written notice, during regular business hours at ICon's principal place of business.

By the tenth day of each month, ICon shall prepare and forward reports reasonably required by Cisco such as but not limited to, a Point of Sales Report
(POS) of ICon's end of month inventory of Products and sales by customer, location, model, serial number, ICon purchase order number, and warranty start date. Cisco shall have the right to verify the information in such reports and shall be provided with reasonable proof (shippers, invoices, etc.) confirming the information on request.

ICon shall submit a monthly sales forecast of Products covering the next four
(4) months by the third week of each month.

21.     Export Law Compliance.



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ICON shall not transmit, directly or indirectly, the Products or any technical data received from Cisco, nor the direct product thereof, outside the United States without Cisco's prior written consent and in accordance with all export laws and regulations of the United States.

22.     Force Majeure.

Except for the obligation to pay money properly due and owing, neither party shall be liable for any delay or failure in performance due to such acts of God, earthquake, labor disputes, riots, war, fire, epidemics, or transportation difficulties. The obligations and rights of the excused party shall be extended on a day to day basis for the time period equal to the period of the excusable delay.

23.     General.

No waiver of rights under this agreement by either party shall constitute a subsequent waiver of this or any other right under this Agreement.

Neither this Agreement nor any rights under this Agreement, other than moneys due or to become due, shall be assigned or otherwise transferred by either party without the prior written consent of the other party. This Agreement may be transferred or otherwise assigned to any company or other entity which acquires all or substantially all of the assets of such party.

In the event that any of the terms of this Agreement become or are declared to be illegal by any Court or tribunal of competent jurisdiction, such term or terms shall be null or void and shall be deemed deleted from this Agreement. All the remaining terms of this Agreement shall remain in full force and effect provided, however, that if this paragraph becomes applicable and if the effect thereof is to substantially impair the value of this Agreement to either party, then the affected party may terminate this Agreement by written notice to the other.

In the event of a breach, the breaching party will pay to the other party any reasonable attorneys' fees and other costs and expenses incurred by such other party in connection with the enforcement of any provisions of this Agreement.

This Agreement (including the Exhibits hereto) constitutes the entire Agreement between the parties hereto concerning the subject matter of this Agreement; and there are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. This Agreement may only be modified by a written document executed by the parties thereto.

Neither party may bring an action against the other more than twelve (12) months after the facts giving arise to such action occurred. Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

This Agreement shall bind and insure to the benefit of the successors and permitted assigns of the parties.

This Agreement shall be interpreted and construed and legal relations created shall be determined in accordance with the Laws of the State of New York.

24.     Notice.



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Any notice which may be given by a party under this Agreement shall be in writing and shall be either delivered in person, via U.S. mail, first class, postage prepaid, air courier, or telex or facsimile to the party to be notified, at the address set forth below.

If to Cisco:                                       If to ICon:

        Cisco Systems, Inc.                        ICon CMT Corp.
        170 West Tasman Drive                      _______________________
        San Jose, California 95134                 _______________________


        Attention:  VP -North American Sales       Attention:  ___________


25.     Limitation of Liability.

EXCEPT AS SET FORTH IN SECTION 16 PATENT AND COPYRIGHT INDEMNITY, ALL LIABILITY OF CISCO UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO MONEY PAID TO CISCO UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY.

26.     Consequential Damages Waiver.

EXCEPT FOR LIABILITY ARISING OUT OF ICON'S BREACHES OF (A) CISCO'S SOFTWARE LICENSE (INCLUDING THE SCOPE OF THE LICENSE AND BREACHES OF THE REVERSE ENGINEERING PROVISION), (B) CISCO'S PROPRIETARY RIGHTS, OR (C) CISCO'S CONFIDENTIAL INFORMATION, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR LOST DATA, OR ANY OTHER INDIRECT DAMAGES EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


CISCO SYSTEMS, INC.                         ICON CMT CORP.

By:/s/ Donala A. LeBeau                     By:/s/Ari Horowitz
   ----------------------------                ----------------------------
Name: Donala A. LeBeau                      Name:   Ari Horowitz
     --------------------------                  --------------------------
Title:  Sr. V.P. WW Operations              Title      V.P., CFO
      -------------------------                   -------------------------



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                                 AMENDMENT NO.1
                      MASTER VALUE ADDED RESELLER AGREEMENT

This Amendment No. 1 ("Amendment") to the MASTER VALUE ADDED RESELLER AGREEMENT ("Agreement") by and between Cisco Systems, Inc., ("Cisco") a California corporation having its principal place of business at 170 West Tasman Drive, San Jose, CA, 95134, and ICon CMT Corp. ("ICON"), a Delaware corporation having its principal place of business at 1200 Harborside Drive, Weehansken, NJ 07087

WHEREAS, Cisco and Integrator have previously entered into the Agreement in November 1995 and

NOW WHEREFORE, the parties agree to amend the Agreement as follows:

1. All references to "Cisco's then current Price List" are replaced with "Cisco's then current Global Price List."

2. Exhibit B-2 is replaced with the attached Exhibit B-3.

3. Exhibit I (Integrator's Reporting Requirements), attached hereto is incorporated into the Agreement.

4. All other terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


CISCO SYSTEMS, INC.                        ICON

BY:/s/William Conlon                       BY: /s/Ari Horowitz
   ------------------------                   ---------------------------
    (Authorized Signature)                      (Authorized Signature)

NAME:  William Conlon                      NAME:   Ari Horowitz
     ----------------------                     -------------------------
          (Type/Print)                                 (Type/Print)

TITLE:   10-31-96                          TITLE:    Vice President
      ---------------------                       -----------------------
          (Type/Print)                                  (Type/Print)


July 24 1996 ICON             Cisco Confidential                               1


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